O2Diesel Receives Notice from AMEX of Non-Compliance and Initiation of Delisting

Company has Requested an Appeals Hearing to Discuss Its Strategy to Meet Compliance

Newark, DE - O2Diesel Corporation (AMEX:OTD) has received notice that following a review of the Company’s latest Form 10-QSB and other filings, the American Stock Exchange (AMEX) determined that the Company has failed to make progress consistent with its previously approved plan of compliance largely due to the deferral of the ProEco transaction. In the notice, AMEX stated it intends to proceed with an application to the Securities and Exchange Commission to remove the common stock of O2Diesel from listing and registration on AMEX. This action is being taken because the company is not in compliance with certain conditions of the continued listing standards of Section 1003(a)(iii) of the AMEX Company Guide. Specifically, AMEX noted that the company’s shareholders’ equity was less than $6,000,000 and losses from continuing operations and/or net losses were incurred in the last five fiscal years. In addition, the company is not in compliance with Section 1003(a)(ii) as its stockholders’ equity is less than $4 million and it has sustained losses from continuing operations and/or net losses in three out of four of its most recent fiscal years.

The company appealed the AMEX determination on February 12, 2008, by filing an application for an oral hearing before an AMEX Listing Qualifications Panel (the “Qualifications Panel”) at which time the Company will discuss its plan for compliance.

Alan Rae, O2Diesel's Chief Executive Officer, said, “We are clearly disappointed by the position of the AMEX regarding our progress to meet the compliance plan previously submitted. The ProEco project has been delayed due to the current state of the debt and equity markets, which have proven to be challenging not just for O2Diesel, but for similarly positioned companies in all markets. However, we are convinced that our underlying strategy to diversify revenue while adding significant assets to the balance sheet in bio-fuel and related opportunities will significantly enhance the company’s commercial and financial position this year.”

Mr. Rae continued, “As a developmental stage company, achieving commercial success in the rapidly changing alternative fuels market will continue to require the ability to adapt our business strategy in the face of changing technical, regulatory and financial requirements. We believe that we have reached a critical inflection point in our plan and in 2008 we anticipate concluding several key regulatory and governmental approvals both in the U.S. and Europe, which are key to providing wider commercial entry into these markets. This includes the supply of our technology to the US military, the testing for which will be finished in the summer of 2008. Additionally, we continue to expand our current sale levels in Asia and South America via our strategic partnerships. The market for ethanol and alternative fuels continues to grow on a global basis and we believe that our strategy will position us to take advantage of this growth for the long-term benefit of our shareholders.”

“We have requested an oral hearing with the AMEX listing committee in order to present our strategy and progress in achieving the previously approved plan which, we believe, will allow us to demonstrate, that we can achieve compliance by the December 29, 2008 deadline. While there is no guarantee that we will be successful in this endeavor or in maintaining our AMEX listing, we will continue to devote substantial efforts to achieving this and building value in the company,” stated Mr. Rae.

The company previously submitted a plan on July 27, 2007, advising AMEX of the actions the company has taken, or will take, that would bring it into compliance with the applicable listing standards. AMEX accepted this plan on September 13, 2007. AMEX now believes that the company has not demonstrated sufficient evidence to allow it to regain compliance by December 29, 2008, due in large part to the deferral of the ProEco transaction announced in a Form 8-K filed on January 8, 2008.

The company believes its previously submitted plan to AMEX, in combination with subsequent strategic initiatives announced in the Company’s “Year End Update and Future Outlook” press release on January 11th 2008, will bring it into compliance with the continued listing standards by December 29, 2008. The company plans to submit this information with additional updates to AMEX. The company’s plan and additional information will be reviewed by the Qualifications Panel at an oral hearing to be held within 45 days from the date of the appeal filed on February 12th 2008. The company’s common stock continues to trade on AMEX.

If the company’s common stock was to be de-listed by AMEX, the company believes its shares would continue to be traded as a bulletin board stock.

More About O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., are pioneers in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information, please refer to www.o2diesel.com.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business, which are not historical facts, are ‘forward-looking statements’ that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties, which could cause actual events or results to differ from those, reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.

Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000

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